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Financial Investors Trust

(Name of Registrant as Specified in Its Charter)

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IMPORTANT NEWS ABOUT THE HIGHLAND RESOLUTE FUND

October 26, 2022

Dear Shareholders:

The Board of Trustees of Financial Investors Trust (the “Board”) has taken the following action with respect to the Highland Resolute Fund (the “Fund”):

The Board has approved a new-sub-advisory agreement with Passaic Partners LLC (“Passaic”), a sub-adviser to the Fund.

The next few pages of this package feature more information about the new sub-advisory agreement with Passaic. Please take a few moments to read them. Call us at (855) 268-2242 if you have any questions.

On behalf of the Board of Trustees, I thank you for your continued investment in the Fund.

Sincerely,

President

Financial Investors Trust

FINANCIAL INVESTORS TRUST

INFORMATION STATEMENT

TO SHAREHOLDERS OF HIGHLAND RESOLUTE FUND

This document is an Information Statement and is being furnished to shareholders of Highland Resolute Fund (the “Fund”), a series of Financial Investors Trust (the “Trust”), in lieu of a proxy statement pursuant to the terms of an exemptive order issued to the Trust and Highland Associates, Inc. (“Highland”) by the U.S. Securities and Exchange Commission (the “SEC”). Highland serves as the investment adviser for the Fund. The exemptive order permits Highland, subject to the supervision and approval of the Board of Trustees of the Trust (the “Board”), to employ unaffiliated sub-advisers, terminate sub-advisers, and modify sub-advisory agreements with unaffiliated sub-advisers without prior approval of the Fund’s shareholders.

As a condition of the SEC exemptive order, Highland and the Trust are required to furnish shareholders of the Fund with information about new sub-advisers and/or changes to the existing sub-advisory agreements. This Information Statement provides such notice of the Board’s approval of a new sub-advisory agreement with Passaic Partners LLC (“Passaic”) on behalf of the Fund.

This Information Statement is being mailed on or about October 26, 2022, to shareholders of the Fund as of September 30, 2022 (the “Record Date”). Please note that only one Information Statement may be delivered to two or more shareholders of the Fund who share an address, unless such shareholders have given instructions to the contrary. To request a separate copy of the Information Statement, or for instructions as to how to request a single copy if multiple copies of the Information Statement are received, shareholders should contact the Fund at the address or phone number listed below for the Fund. The Fund will pay the expenses of preparing this Information Statement. Certain information on the share ownership of the Fund is set forth in Appendix A.

The principal executive office of the Fund is located at 1290 Broadway, Suite 1000, Denver, CO 80203. Copies of the Fund’s most recent Annual Report and Semi-Annual Report are available upon request, without charge, by writing the Fund at Highland Resolute Fund, P.O. Box 1436, Denver, CO 80201, contacting the Transfer Agent at (855) 268-2242, or by calling your financial consultant.

WE ARE NOT ASKING YOU FOR A PROXY

AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

INVESTMENT ADVISER

Highland, a wholly-owned subsidiary of Regions Bank, subject to the authority of the Board, is responsible for the overall management and administration of the Fund’s business affairs. Highland commenced business operations in 1987 and is registered with the SEC as an investment adviser. Its principal address is 2545 Highland Avenue South, Suite 200, Birmingham, AL 35205.

Highland was founded specifically to help develop, implement and maintain investment management programs for not-for profit institutions. As of June 30, 2022, Highland had approximately $28.2 billion in assets under management.

Highland serves as the investment adviser to the Fund pursuant to the Investment Advisory Agreement, as amended, between the Trust and Highland (the “Advisory Agreement”). Highland oversees the Fund’s investments in accordance with its investment objective, policies and limitations pursuant to the Advisory Agreement, dated September 16, 2019, as approved by the Board, including a majority of the Independent Trustees (defined below) and by the Fund’s shareholders on September 16, 2019. The Board may extend the Advisory Agreement for additional one-year terms, and the Board most recently renewed the Advisory Agreement on March 8, 2022.

Pursuant to the Advisory Agreement, the Fund pays Highland an annual management fee of 1.50% based on the Fund’s average daily net assets. The management fee is paid on a monthly basis. The initial term of the Advisory Agreement was two years. The Board, the shareholders of the Fund by the vote of a majority of the voting securities of the Fund, or Highland may terminate the Advisory Agreement with respect to a Fund upon sixty (60) calendar days’ notice. A discussion regarding the basis for the Board’s renewal of the Advisory Agreement is available in the Fund’s annual report for the period ended April 30, 2022.

The Advisory Agreement requires that Highland provide general management services to the Fund and assume overall supervisory responsibility for the general management and investment of the Fund’s assets, subject to the review and approval of the Board. Highland is responsible for setting the Fund’s investment program and strategies, revising the programs, as necessary, and monitoring and reporting periodically to the Board concerning the implementation of the programs.

The Advisory Agreement for the Fund provides for Highland, subject to the supervision and direction of the Board, to appoint one or more sub-advisers to have full discretion and to make all determinations with respect to the investment and reinvestment of the portion of the Fund’s assets assigned to that sub-adviser.

With respect to the Fund, Highland has agreed contractually, with respect to the Fund’s Class I shares, to waive the portion of its 1.50% management fee in excess of any sub-advisory fees paid by Highland to sub-advisers less third-party administrative costs charged to the Highland in connection with the non-recurring addition of a new investment sub-adviser for the Fund or removal of an existing investment sub-adviser to the Fund.

For the Fiscal Year Ended April 30, 2022, with respect to the Fund, Highland was owed gross advisory fees of $2,985,928, waived $2,983,518 of its advisory fees owed, and received from the Fund net advisory fees of $2,410.

The approval of the new sub-advisory agreement with Passaic will not cause the aggregate percentage of sub-advisory fees paid to the sub-advisers of the Fund to exceed the Fund-specific maximum total sub-advisory fee rate that has been approved by shareholders.

The following table lists the directors and principal executive officers of Highland. The business address of each individual listed below is c/o 2545 Highland Avenue South, Suite 200, Birmingham, Alabama 35205.

Name	Principal Occupation
Jack W. Echols, III	President and Chief Executive Officer
Paige B. Daniel	Managing Director
Hunter W. Craig	Director of Manager Research

Approval of New Sub-Advisory Agreement with Passaic Partners LLC as Sub-Adviser to Highland Resolute Fund

On September 29, 2021, the Board, including the Trustees of the Trust who are not “interested persons” of the Trust (the “Independent Trustees”), as defined in the Investment Company Act of 1940, as amended (the “1940 Act”), unanimously approved the appointment of Passaic as a new sub-adviser to the Fund. The Board approved Passaic upon the recommendation of Highland, and after consideration of information provided by Highland, as well as information provided by Passaic.

During the period between September 29, 2021 and August 10, 2022, Passaic was purchased by its employees and certain minority owners. During this period, there were no material changes to the personnel of Passaic or the proposed terms of the subadvisory relationship with the Fund. On or about August 10, 2022, a portion of the Fund’s assets were allocated to Passaic.

The Fund pursues its objective primarily by allocating its assets among (i) investment sub-advisers (the “Sub-Advisers”) who manage alternative or hedging investment strategies, (ii) other open-end funds, closed-end funds, or exchange-traded funds that use alternative or hedging strategies (collectively “underlying funds”), and (iii) derivatives, principally (though not limited to) total return swaps on reference pools of securities which may be managed by unaffiliated parties (“Underlying Pools”), for the purposes of seeking economic exposure to alternative or hedging strategies.

By allocating its assets among a number of investment options, the Fund seeks to achieve diversification, less risk and lower volatility than if the Fund utilized a single Sub-Adviser or a single strategy approach. The Fund is not required to invest with any minimum number of Sub-Advisers or underlying funds, and does not have minimum or maximum limitations with respect to allocations of assets to any Sub-Adviser, investment strategy or market sector. Highland may change the allocation of a Fund’s assets among the available investment options, and may add or remove sub-advisers, at any time. For a variety of reasons, including capacity and regulatory limitations, not all the sub-advisers may be available to the Fund if it chooses to use them in the future. Highland determines the allocation of the Fund’s assets among the various Sub-Advisers and underlying funds.

No Trustees or officers of the Trust are officers, employees, directors, managers or members of Passaic. In addition, since the beginning of the Trust’s last fiscal year, no Trustee or any of their associates has had, directly or indirectly, a material interest in Passaic, any of Passaic’s parents or subsidiaries, or any subsidiaries of a parent of any such entities, and no Trustee has been a party to a material transaction or material proposed transaction to which Passaic, any of its parents or subsidiaries, or any subsidiaries of a parent of any such entities, was or is to be a party.

Consideration of the Board of Trustees Regarding Passaic

At its September 29, 2021 meeting, in voting to approve the New Agreement, the Board did not identify any single factor as all-important or controlling. The following summary does not identify all the matters considered by the Board, but provides a summary of the principal matters the Board considered.

Nature, Extent, and Quality of the Services: The Trustees received and considered information regarding the nature, extent, and quality of services to be provided to the Highland Fund under the New Agreement. The Trustees also reviewed certain background materials supplied by Passaic in its presentation, including its Form ADV.

The Trustees reviewed and considered Passaic’s investment sub-advisory personnel, their history as asset managers, their performance, and the amount of assets currently under management by them and their affiliated entities. The Trustees also reviewed the research and decision-making processes utilized by Passaic, including the methods adopted to seek to achieve compliance with the investment objectives, policies, and restrictions of the Fund.

The Trustees considered the background and experience of Passaic’s management in connection with the Fund, including reviewing the qualifications, backgrounds, and responsibilities of the management team primarily responsible for the day-to-day portfolio management of the Fund and the extent of the resources devoted to research and analysis of actual and potential investments.

The Trustees also reviewed, among other things, Passaic’s insider trading policies and procedures and its Code of Ethics.

Performance: The Trustees noted that since Passaic had not begun to manage its portion of the Fund, there was no relevant fund performance generated by Passaic to be reviewed or analyzed at this time. The Trustees also considered Passaic’s discussion of their reputation generally and their investment techniques, risk management controls, and decision-making processes.

Sub-Advisory Fee Rate: The Trustees reviewed and considered the contractual annual sub-advisory fees to be paid by Highland, on behalf of the Fund, to Passaic of 0.50% of the Fund’s daily average net assets allocated to Passaic, in light of the extent and quality of the sub-advisory services to be provided by Passaic to the Fund. The Board also received and considered information provided by Passaic with respect to its operating expense structure.

The Board received and considered information including a comparison of the Fund’s contractual and actual advisory fees and overall expenses with those of funds in the peer group and universe of funds provided by an independent provider of investment company data (the “Data Provider”). The Trustees noted that the contractual advisory fee rate for the Fund of 1.50% of the Fund’s daily net assets was above the Data Provider peer group and universe medians.

Total Expense Ratios: Based on such information, the Trustees further reviewed and considered the total expense ratio (net of waivers) of 0.69% for the Fund. The Trustees noted that the Fund’s total expense ratio (net of waivers) was below the Data Provider peer group and universe medians.

Comparable Accounts: The Trustees noted that Passaic provided information regarding fees charged to other clients utilizing a strategy similar to its investment mandate for the Fund.

Profitability: The Trustees received and considered Passaic’s statements regarding projected profitability based on the fees payable under the New Agreement. The Trustees considered the profits, if any, anticipated to be realized by Passaic with respect to the Fund. The Board then reviewed the financial information provided by Passaic.

Economies of Scale: The Trustees considered whether economies of scale in the provision of services to the Fund will be passed along to the shareholders under the proposed agreement.

Other Benefits to the Sub-Adviser: The Trustees reviewed and considered any other incidental benefits derived or to be derived by Passaic from its relationship with the Fund, including whether soft dollar arrangements would be used.

In approving Passaic as an investment sub-adviser for the Fund and approving the New Agreement and the fees to be paid to Passaic by Highland under the New Agreement the Trustees concluded that no single factor reviewed by the Trustees was identified by the Trustees to be determinative as the principal factor in whether to approve the New Agreement. Further, the Independent Trustees were advised by separate independent legal counsel throughout the process. The Trustees, including all of the Independent Trustees, concluded that:

●	the nature, extent, and quality of services to be rendered by Passaic under the New Agreement with respect to the Fund were adequate;
●	since Passaic had not yet begun to manage its portion of the Fund, there was no relevant fund performance generated by Passaic to be reviewed or analyzed at this time;
●	the investment sub-advisory fees to be paid to Passaic by Highland are fair and competitive when considered in light of particular services to be provided by Passaic to the Fund;
●	Bearing in mind the limitations of comparing different types of managed accounts and the different levels of service typically associated with such accounts, the fee structures applicable to Passaic’s other clients employing a comparable strategy to Passaic’s investment mandate for the Fund was not indicative of any unreasonableness with respect to the sub-advisory fees proposed to be payable to Passaic by Highland;
●	the profit, if any, anticipated to be realized by Passaic in connection with the operation of its portion of the Fund is not unreasonable to the Fund; and
●	there were no material economies of scale or other incidental benefits accruing to Passaic in connection with its relationship with the Fund.

Based on the Trustees’ deliberations and their evaluation of the information described above, the Trustees, including all of the Independent Trustees, concluded that Passaic’s compensation for investment sub-advisory services is consistent with the best interests of the Fund and its shareholders.

Additional Information about Passaic

Passaic Partners LLC, 110 Edison Place, Suite 304 Newark, New Jersey 07102. Passaic Partners LLC is responsible for the day-to-day management of its allocated portion of Fund assets. The Adviser has ultimate responsibility, subject to the oversight of the Board of Trustees of the Fund, to oversee the Sub-Adviser, and to recommend their hiring, termination and replacement. The Adviser may hire and terminate Sub-Advisers in accordance with the terms of an exemptive order obtained by the Fund and the Adviser from the SEC, under which the Adviser is permitted, subject to supervision and approval of the Board of Trustees, to enter into and materially amend sub-advisory agreements for the Fund, specifically without shareholder approval. Currently, the Adviser has entered into a sub-advisory agreement with Passaic.

The following table lists the directors and principal executive officers of Passaic. The business address of each individual listed below is 110 Edison Place, Suite 304 Newark, New Jersey 07102.

Name	Principal Occupation
Josh Silva	Chief Investment Officer, Portfolio Manager
Jim Tufts	Chief Operating Officer, Chief Financial Officer
Laurel Mason	Chief Compliance Officer, General Counsel
Michael Lulanaj	Partner, Head Trader, Portfolio Manager
Ashwin Karanth	Managing Director, Risk Management & Research
Erik Bender	Partner, Head of Investor Relations
Earl Kleckner	Partner, Client Service & Business Development
Jerry Grospe	Partner, Head of Operations

Terms of Sub-Advisory Agreement

The Sub-Advisory Agreement will remain in effect for an initial two-year period. After the initial two-year period, the sub-advisory agreement will continue in effect from year to year only as long as such continuance is specifically approved at least annually by (i) the Board or by the vote of a majority of the outstanding voting shares of the Fund, and (ii) by the vote of a majority of the Independent Trustees of the Trust who are not parties to the Sub-Advisory Agreement or “interested persons” of Highland, Passaic or the Trust.

The Sub-Advisory Agreement may be terminated at any time without the payment of any penalty by the Board or by the vote of a majority of the outstanding voting shares of the Fund, or by Passaic or Highland, upon 60 days' written notice to the other party. Additionally, the Sub-Advisory Agreement automatically terminates in the event of its assignment (as defined in the 1940 Act) or the termination of the Advisory Agreement between the Trust and Highland with respect to the Fund.

The Sub-Advisory Agreement provides that Passaic shall not be liable for any loss incurred by the Fund provided Passaic has acted in good faith and with the care, skill, prudence, and diligence under the circumstances then prevailing that a prudent investor acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims. All sub-advisory fees are paid by Highland and not the Fund. Because Highland pays Passaic out of the fees received by Highland from the Fund, there is no “duplication” of advisory fees paid.

Payments to Affiliated Brokers

For the fiscal year ended April 30, 2022, the Fund did not pay any commissions to affiliated brokers.

General Information

The principal executive offices of the Trust are located at 1290 Broadway, Suite 1000, Denver, Colorado 80203. The Trust’s administrator is ALPS Fund Services, Inc. (“ALPS”). ALPS also serves as the Trust’s transfer agent. The Fund’s distributor is ALPS Distributors, Inc. (“ADI”). ALPS and ADI are located at 1290 Broadway, Suite 1000, Denver, Colorado 80203. The Fund’s custodian is U.S. Bank, N.A., which is located at 1555 North Rivercenter Drive, Suite 302, Milwaukee, WI 53212. Counsel to the Trust and the Independent Trustees is Davis Graham & Stubbs LLP, which is located at 1550 17th Street, Suite 500, Denver, Colorado 80202.

Copies of the Fund’s most recent Annual Report and Semi-Annual Report are available upon request, without charge, by writing the Fund at Highland Resolute Fund, P.O. Box 1436, Denver, CO 80201, contacting the Transfer Agent at (855) 268-2242 or by calling your financial consultant.

APPENDIX A

Shareholders Owning Beneficially or of Record More than 5% of the Fund

As of the Record Date, there were 18,679,600 shares outstanding of the Fund.

As of the Record Date, to the best of the Trust’s knowledge, the Board and officers of the Trust as a group owned less than 1% of the outstanding shares of beneficial interest of the Fund. The following tables set forth, to the best of the Trust’s knowledge, the name, number and percentage of shares of persons that owned beneficially, or of record, more than 5% of the outstanding shares of the Fund as of the Record Date.

Shareholder	Percentage of Total Outstanding Shares of Class as of September 30, 2022
SEI Private Trust Company Oaks, PA	58.40%
Charles Schwab San Francisco, CA	19.41%
Northern Trust as Custodian FBO Baptist Health Care Chicago, IL	9.34%
Baptist Health System Inc. Retirement Plan Birmingham, AL 35205-2867	6.42%

A-1

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